Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD ANNUAL EARNINGS
Nasdaq National Market Symbol — “SBSI”

Tyler, Texas (January 22, 2004) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the year ended December 31, 2003.

“A 31% increase in the common stock price, record net income, deposit and loan growth combined with continued solid asset quality combined to make 2003 an exceptionally gratifying year for Southside Bancshares, Inc.,” stated B. G. Hartley. “We are pleased to report net income increased $239,000 or 1.8% to a record $13,564,000 for the year ended December 31, 2003 compared to $13,325,000 for the same period in 2002. Earnings per fully diluted share were $1.28 for each of the years ended December 31, 2003 and 2002. We are very pleased to report the Company’s loans increased during the fourth quarter, $23.7 million or 4.2% to $592.5 million at December 31, 2003 from $568.8 million at September 30, 2003.”

The annualized return on average shareholders’ equity for the year ended December 31, 2003 was 15.65% compared to 17.68% for the same period in 2002. The annualized return on average assets was 1.00% for the year ended December 31, 2003 compared to 1.03% for the same period in 2002.

The Company enjoyed an excellent fourth quarter ended December 31, 2003, as net income increased 32.0% or $976,000 to $4.0 million from $3.1 million for the same period in 2002. Earnings per fully diluted share for the fourth quarters ended December 31, 2003 and 2002, were $0.37 and $0.30, respectively, an increase of $0.07 or 23.3%.

The increase in net income for the quarter ended December 31, 2003, when compared to the same period in 2002, was primarily attributable to a 12.7% increase in net interest income or $980,000, a 71.1% decrease in provision for loan losses or $382,000 primarily due to the lower level of anticipated problem assets when compared to the same period in 2002 and an 8.1% increase in noninterest income, excluding security gains of $353,000. The increase in noninterest income, excluding security gains was primarily a result of increased deposit fee income. These items were partially offset by an increase in noninterest expense of $174,000 or 2.0% and a slight decrease in gains on sales of available for sale securities of $11,000 or 1.4%.

Net interest income increased during the fourth quarter as a result of increases in the Company’s net interest margin and spread during the fourth quarter ended December 31, 2003 to 2.96% and 2.55%, respectively when compared to 2.87% and 2.36%, respectively for the same period in 2002, which was due to several factors. The higher overall interest rate environment during the fourth quarter ended December 31, 2003 led to decreased residential mortgage refinancing nationwide and in the Company’s market area combined with decreased repricing of all of the Company’s other loan types during the fourth quarter ended December 31, 2003. A return to long-term interest rate levels experienced in May and June of 2003 could impact the Company’s net interest margin in the future due to increased prepayments and repricings. Other factors that impacted Southside’s net interest margin and spread included $31.9 million of fixed rate Federal Home Loan Bank of Dallas (“FHLB”) advances at an average rate of 3.86% that repriced during the fourth quarter of 2003, and the reduction in interest expense on Southside Bancshares trust preferred securities during the fourth quarter ended December 31, 2003. An increase in average earning assets during the fourth quarter ended December 31, 2003 was also a contributing factor for the increase in net interest income. In addition, during the first quarter of 2004, $17 million of fixed rate FHLB advances currently at an average rate of 4.97%, will reprice.

On December 31, 2003, Southside Capital Trust II, a subsidiary of Southside Bancshares, Inc., redeemed 6,571 shares of its 8.75% Cumulative Convertible Trust Preferred Securities and all of its 8.75% Common Securities which totaled $678,000. Prior to the redemption date, December 31, 2003, all other convertible trust preferred shares were converted into the Company’s common stock. This increased the Company’s number of shares of common stock outstanding to 10,358,880 at December 31, 2003.

On October 6, 2003, Southside Capital Trust I, a subsidiary of Southside Bancshares, Inc., redeemed all of its 8.50% Cumulative Trust Preferred Securities and 8.50% Trust Common Securities which totaled $20,618,560. Southside Bancshares funded the redemption through the issuance of $20,000,000 of trust preferred securities and $619,000 of trust common securities that adjust quarterly at a rate equal to the three month LIBOR plus 294 basis points. The lower interest rate provided interest savings during the fourth quarter and should provide a better match for the overall interest rate sensitivity position of Southside Bancshares.

During the fourth quarter of 2003 Southside opened a full service branch in Bullard, Texas, south of Tyler in a growing part of Smith County. This new branch is located inside a grocery store. We believe this addition will allow us to more effectively expand the bank’s market share in this new market. While continued branch expansion has and will impact short-term earnings, we believe the potential long-term benefits to the company greatly outweigh the short-term expense.

There were no purchases of common stock during the fourth quarter ended December 31, 2003. For the year ended December 31, 2003, the Company repurchased 221,800 shares of common stock at an average dollar price of $17.27. The Company has approximately $2,170,000 remaining to repurchase stock under the current Board approved level.

At December 31, 2003, assets totaled $1.45 billion compared to $1.35 billion at December 31, 2002, an increase of $105.1 million or 7.8%. Loans, net of unearned discount, increased $10.0 million or 1.7% from $576.0 million at December 31, 2002 to $586.0 million at December 31, 2003. Investments and mortgage-backed securities increased $95.3 million or 14.9% from $640.5 million at December 31, 2002 to $735.8 million at December 31, 2003. Deposits increased $58.0 million or 7.1% from $814.5 million at December 31, 2002 to $872.5 million at December 31, 2003. Advances from the Federal Home Loan Bank of Dallas increased $60.1 million or 15.6% from $384.6 million at December 31, 2002 to $444.7 million at December 31, 2003. Shareholders’ equity totaled $100.5 million or 6.9% of assets at December 31, 2003 as compared to $82.2 million or 6.1% of assets at December 31, 2002, an increase of $18.3 million or 22.2%. The unrealized gain in the available for sale securities portfolio at December 31, 2003 before tax was $9.7 million as compared to $14.1 million at December 31, 2002.

Southside Bancshares, Inc. is a $1.45 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-five banking centers in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Ethel Bodenhamer at (903) 531-7111, or ethelb@southside.com.

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.

	At or for the
	Twelve Months Ended
	December 31,

	(dollars in thousands)
	(unaudited)

Selected Financial Condition Data (at end of period):	2003	2002

Total assets	$1,454,333	$1,349,186
Loans, net of unearned discount	592,454	582,241
Allowance for loan losses	6,414	6,195
Mortgage-backed and related securities:
Available for sale	584,581	489,015
Held to maturity	6,382	–
Investment securities available for sale	144,876	151,509
Marketable equity securities available for sale	23,051	22,391
Deposits	872,529	814,486
Long-term obligations	272,075	265,365
Shareholders’ equity	100,465	82,167
Nonperforming assets	2,281	3,385
Nonaccrual loans	1,547	2,238
Loans 90 days past due	272	287
Restructured loans	219	325
Other real estate owned	195	524
Repossessed assets	48	11
Asset Quality Ratios:
Nonaccruing loans to total loans	0.26%	0.38%
Allowance for loan losses to nonaccruing loans	414.61	276.81
Allowance for loan losses to nonperforming assets	281.19	183.01
Allowance for loan losses to total loans	1.08	1.06
Nonperforming assets to total assets	0.16	0.25
Net charge-offs to average loans	0.17	0.33
Capital Ratios:
Shareholders’ equity to total assets	6.91	6.09
Average shareholders’ equity to average total assets	6.36	5.84

	At or for the		At or for the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$15,281	$16,500	$61,000	$69,241
Total interest expense	6,555	8,754	29,652	36,384

Net interest income	8,726	7,746	31,348	32,857
Provision for loan losses	155	537	1,209	2,118

Net interest income after provision for loan losses	8,571	7,209	30,139	30,739

Total non-interest income	4,693	4,340	19,080	15,738
Gains on sale of securities available for sale	755	766	5,033	3,853
Total non-interest expense	9,047	8,873	38,106	34,822

Income before federal tax expense	4,972	3,442	16,146	15,508
Income tax expense	942	388	2,582	2,183

Net income	$4,030	$3,054	$13,564	$13,325

Common Share Data:
Weighted-average basic shares outstanding	9,477	8,746	9,034	8,700
Weighted-average diluted shares outstanding	10,968	11,023	11,022	11,103
Net income per common share:
Basic	0.43	0.35	1.50	1.53
Diluted	0.37	0.30	1.28	1.28
Book value per common share	–	–	9.70	9.37
Cash dividend declared per common share	0.10	0.10	0.36	0.33
Selected Performance Ratios:
Return on average assets	1.14%	0.92%	1.00%	1.03%
Return on average shareholders’ equity	17.56	15.06	15.65	17.68
Average yield on interest earning assets	4.95	5.73	5.15	6.16
Average yield on interest bearing liabilities	2.40	3.37	2.82	3.57
Net interest spread	2.55	2.36	2.33	2.59
Net interest margin	2.96	2.87	2.80	3.11
Average interest earning assets to average interest bearing liabilities	120.34	117.70	119.79	116.83
Non-interest expense to average total assets	2.55	2.68	2.80	2.70
Efficiency ratio	63.00	67.38	68.09	65.68

The consolidated balance sheet information presented above does not reflect FAS 87 adjustments, which management believes will be immaterial.